Exhibit 99.1

FINAL TRANSCRIPT

Date 05/11/2013	Time 08:00	Name of Conference: 77531344	KOFAX Q1 FINANCIAL RESULTS
Duration: 20 minutes, 39 seconds

Contents

Corporate Participants	3

Presentation	4

Question and Answer	7

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FINAL TRANSCRIPT

Date 05/11/2013	Time 08:00	Name of Conference: 77531344	KOFAX Q1 FINANCIAL RESULTS
Duration: 20 minutes, 39 seconds

Corporate Participants

Reynolds Bish

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FINAL TRANSCRIPT

Date 05/11/2013	Time 08:00	Name of Conference: 77531344	KOFAX Q1 FINANCIAL RESULTS
Duration: 20 minutes, 39 seconds

Presentation

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Kofax’s financial results for the first quarter of the fiscal year ending September 30th 2013. At this time all participants are in a listen-only mode. There will be a presentation followed by question and answer session at which time, if you wish to ask a question, you will need to press * and 1 on your telephone. I must advise you that this conference is being recorded today, Tuesday 5th November, 2013. I would now like to hand the conference over to your speaker today, Reynolds Bish, CEO of Kofax. Please go ahead, sir.

Reynolds Bish

Thank you and thank you all for joining us on the call today. This morning we reported unaudited financial results for our first quarter of fiscal year 2014 which ended September 30th. With me this morning is Jamie Arnold, our chief financial officer, and after some prepared remarks we’ll open the call to questions. However, unlike previous calls and in light of the current status of our previously announced intention to seek a Nasdaq listing, we will be very constrained in our ability to provide additional colour or commentary regarding these results, our outlook or our guidance.

In addition, there are some important regulatory notices that I have to read. First, this call is not an offer to sell or a solicitation of an offer to buy any securities. Second, statements on this call regarding the ability of a new Kofax parent company to list shares on Nasdaq, future financial operating results and future opportunities for Kofax as well as any other statements about the future expectations, beliefs, goals, plans or prospects of the management of Kofax constitute what are called forward-looking statements.

Any statements that are not statements of historical fact, including statements containing the words believe, plan, anticipate, expect, estimate and similar expressions, should also be considered to be forward-looking in nature. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including not being able to obtain the necessary approvals to complete or an inability to complete the US offering unfavourable terms or at all, decreases in demand for our products and other factors described in our annual report for the fiscal year ended June 30th, 2013.

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Date 05/11/2013	Time 08:00	Name of Conference: 77531344	KOFAX Q1 FINANCIAL RESULTS
Duration: 20 minutes, 39 seconds

Kofax disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this call. Kofax shareholders are cautioned not to place undue weight on these forward-looking statements. Actual results may differ materially from those anticipated in such forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied therein may not be realised.

With those statements let me comment that our unaudited financial results for our first quarter of fiscal year 2014, which ended on September 30th, on a non-IFRS pro forma basis, which is the basis that we tend to focus on and we’ll explain why here in a moment, reported software licence revenue growth of over 17%, total revenue growth of over 12% and an EBITDA growth of over 32%. They also reflect a quarter-end cash of $72 million, which was down from $93.4 million as of June 30th, primarily as a result of paying $39.1 million in conjunction with the acquisition of Kapow on July 31st.

This non-IFRS pro forma basis does not reflect the write-off of substantially all of Kapow’s deferred revenues as of the acquisition date as a result of IFRS purchase accounting guidelines. As a result we therefore believe it provides useful supplemental data and greater transparency in the review of our financial and operational performance. First quarter operating highlights in addition to the acquisition of Kapow already mentioned included the execution of an agreement enabling Oracle to market and sell licences of Kapow software as the Oracle in Decca information discovery web data acquisition toolkit, KM World magazine recognising Kapow’s software platform as a trend-setting product for 2015 and the previously announced $7.6 million sale to a US Government agency which included $4.1 million of software licences which were recognised during the quarter ended September 30th and $3.5 million of prepaid maintenance, only a very small portion of which was recognised during the quarter ended September 30th with substantially all of it being deferred and recognised in a future period. And this represents the largest single sale in the history of the company.

Other highlights that occurred subsequent to quarter end which we want to note because we’ve been very busy since September 30th is the launch of Kofax Total Agility 7.0, which we believe is the first fully unified platform for the development and deployment of smart process applications; secondly the launch of Kofax AP Automation, which can be used with any accounting or ERP system and offers out-of-the-box integration with Microsoft Dynamics AX. Also Kofax Mailroom Automation and Kofax Customer On-boarding solutions, all of which are built on the Kofax Total Agility 7.0 platform.

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Date 05/11/2013	Time 08:00	Name of Conference: 77531344	KOFAX Q1 FINANCIAL RESULTS
Duration: 20 minutes, 39 seconds

In addition, Kofax Mobile Capture was selected by the mortgage banking magazines’ 2013 harnessing mobile award. Grant Johnson joined the company as our new chief marketing officer and we also extended the term of our existing $40 million revolving line of credit facility with Bank of America Merrill Lynch to June 30th 2016 and finally the proposed corporate structure changes previously announced that require shareholder approval to introduce a new parent company for Kofax which would maintain a premium listing on the London Stock Exchange and also listed shares on Nasdaq.

So all of this is information that’s been previously announced, should not be news but we thought it was beneficial to summarise it as we have had a very busy summer and now fall on a year to date basis.

We also continue to make progress in continuing to strengthen and grow our sales organisation and improving our execution across all geographies and product lines. That would include both our legacy capture as well as our acquired and new product offerings in the faster-growing segments of our target markets. And on an overall basis we were very pleased with our performance during the quarter, which was in line both with our expectations for the quarter as well as our guidance for the entire fiscal year 2014 provided on September 4th 2013.

Although we certainly remain aware of the prevailing unpredictable nature of global macroeconomic conditions we’re nonetheless confident in our outlook and would reaffirm the previous guidance for fiscal year 2014 that we provided in early September.

That concludes our prepared remarks and we’ll now open the call for questions.

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FINAL TRANSCRIPT

Date 05/11/2013	Time 08:00	Name of Conference: 77531344	KOFAX Q1 FINANCIAL RESULTS
Duration: 20 minutes, 39 seconds

Questions and Answers

Operator

Okay. As a reminder, if you wish to ask a question please press *1 on your telephone and wait for your name to be announced. If you wish to cancel your request please press the # key. Your first question comes from Damindu Jayaweera. Please ask your question.

Damindu Jayaweera – Jefferies

From Jefferies. Just have very few questions on kind of the market development and what you’ve been doing but first of all, can you tell me, give me a little bit more colour on your professional services, which seems to have done quite well in the quarter? Because it was my assumption that as you start to go more towards the kind of out-of-the-box product that you are now starting to market there would be less offshore services to go around.

Reynolds Bish

Well, I think you’re absolutely right; we saw perhaps a little stronger than expected growth in professional services. I believe that would be primarily attributable to the fact that if you look back on our large sale announcement over the last year, there have been a number of low and mid seven-figure transactions that we have announced. So for example, one with a national government agency here in the UK, one with a large global bank headquartered in the United States, one with this large US Government agency and then a number of other similar transactions during that period, all of which have generated quite a bit of demand for professional services and would account for that.

That certainly doesn’t change our view of what we have said in the past or our view of professional services, meaning that we certainly consider it to be an important part of our business in order to provide the services to our customers but we think of it more tactical in nature so we continue to be very focused on growing software licence revenues and the availability of the professional services is simply a tactical enabler for that more strategic objective.

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Date 05/11/2013	Time 08:00	Name of Conference: 77531344	KOFAX Q1 FINANCIAL RESULTS
Duration: 20 minutes, 39 seconds

Damindu Jayaweera – Jefferies

Understood. The other question I want to ask is, you’ve been growing your sales force quite a lot and I understand that it is much easier for a lot of these hires to probably sell the out-of-box offers, right, AP automation. How do you go about selling the Total Agility platform? I guess you’re selling that to corporate capable of developing their own process designs or am I misunderstanding your go-to-market strategy with the Total Agility platform?

Reynolds Bish

The Total Agility platform was the BPM and dynamic case management product that we acquired in December of 2011 from Singularity and was sold and marketed as such until early October when we introduced the combined offering that included the business process management, dynamic case management, capture capabilities, a more pervasive mobility concept, as well as the ability for the analytics and data integration capabilities that we’ve acquired in the last 12 months.

So that was a very significant upgrade to that platform and was a development effort, as we’ve talked in the past publicly, that we have had under development for about two years now and really pulled together all the different products that we have either internally developed or acquired into a single platform specifically targeted for smart process applications as well as for solutions that we would build on top of that platform.

And that product will be sold very much as we have historically sold our other products, meaning that many of our customers will buy it as a platform and develop their own solution for a particular departmental, functional or line of business application that they need. In addition to that we will be building our own solutions on top of it, as noted in my comments – the AP automation, the mailroom automation and the customer on-boarding – where we would sell those as a packaged, bundled solution as opposed to a platform that could be used to develop any or address any one customer’s specific custom requirements.

Damindu Jayaweera – Jefferies

Understood.

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Date 05/11/2013	Time 08:00	Name of Conference: 77531344	KOFAX Q1 FINANCIAL RESULTS
Duration: 20 minutes, 39 seconds

Reynolds Bish

So there’s really nothing different about the way in which we’ll be marketing that product. The only thing I would note is that, as with any large release such as that, we are taking a very conservative and prudent roll-out of the product, you know, initially providing it to early adopters and our own internal sales force. Over time we’ll also make it available to our much broader channel of resellers and all that should be completed actually by early next calendar year so during the quarter ending March 31st all of that will be completed and available on a very pervasive basis.

Damindu Jayaweera – Jefferies

Okay, and I also note that the new CMO used to work at Pega Systems. Is that partly the reason why you hired him?

Reynolds Bish

Well, certainly he brings some very relevant experience to the company. Many years ago he worked at Filenet, which was in the enterprise content management and business process management business so he gained some early experience there. More recently, as you point out, for a period of about three years he was chief marketing officer at Pega Systems and as you well know, Pega is a very large participant in the business process management and CRM marketplace so he gained even more relevant experience there.

In addition to that, I think one of the very clear factors was that we were impressed by his overall qualifications, his approach to the role, a very pragmatic kind of approach and an attitude of getting things done in a productive manner and, last but not least, the fact that he already resided in the Orange County area where our operating headquarters is. So he has a very manageable commute in and out of the office every day and I think that’s beneficial both for he and his family as well as the company.

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Date 05/11/2013	Time 08:00	Name of Conference: 77531344	KOFAX Q1 FINANCIAL RESULTS
Duration: 20 minutes, 39 seconds

Damindu Jayaweera – Jefferies

Lastly I wanted to ask, I was listening to Top Image Systems when they had their release out recently and they were pointing out how they’ve partnered Pfizer for their mobile, to take their mobile image processing solution to Pfizer’s banking customer base. Is that, are you contemplating a similar strategy to kind of capture products, kind of partnering with the people who are providing co-insurance platforms, co-banking platforms or are you going to go it alone?

Reynolds Bish

Well, we have as usual, I think what we would call a, probably a hybrid strategy that attempts to, that I think we’re able to pursue because of our size and global presence, that attempts to serve all segments of the marketplace. So we have to date been heavily focused on licensing our mobile capabilities directly to end users, to a lesser extent, to other software companies who want to bundle it into their offerings on an OEM basis and have also from time to time explored partnering with companies such as Pfizer that offer what I think of as managed services for other parties. So we will be pursuing all of those avenues on a go-forward basis.

Damindu Jayaweera – Jefferies

Just lastly, I know you don’t want to give too much details about finances but you’ve struggled with licence growth volatility in the past. Given the amount of deals you’ve had recently, is that a worry going forward on a kind of quarterly perspective or are you confident that you can kind of manage the licence growth over the year without having massive lumps here and there?

Reynolds Bish

Well, I don’t think we want to make any additional forward-looking statements about that. However, I would repeat a number of things that we have publicly said in the past and that’s that, if you no doubt recall, a year ago we reorganised our sales force in order to better focus their efforts and particularly to generate more what we call the mid-range transactions of, say, 100,000 to $1 million in order to spread the risk of our business across a larger number of transactions and mitigate the risk associated with larger seven-figure transactions that, as you point out, have inserted some volatility into our business.

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Date 05/11/2013	Time 08:00	Name of Conference: 77531344	KOFAX Q1 FINANCIAL RESULTS
Duration: 20 minutes, 39 seconds

And in addition, if you look at all of our comments on a historical basis, we have noted time and time again that we saw some success and progressive improvement as a result of that reorganisation and so we certainly wouldn’t alter any of those statements at this point.

Damindu Jayaweera – Jefferies

Thank you. Congrats on a good set of results.

Reynolds Bish

Okay, thank you.

Operator

Your next question comes from Bob Liao. Please ask your question.

Bob Liao – Canaccord

Morning, guys. I just wanted to ask you about the combination of some of your new products and your legacy products and the extent to which in your sales you have both products being sold or sort of, you know, the idea of some of your core legacy products being dragged into the sales of broader-sweep sales.

Reynolds Bish

Well, I think it’s difficult again because of our current status with the US listing to comment directly on current transactions or trends but as you well know, again, as we’ve said historically, quite a bit of that goes on because a lot of the server-based kinds of processing that involve things like

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Date 05/11/2013	Time 08:00	Name of Conference: 77531344	KOFAX Q1 FINANCIAL RESULTS
Duration: 20 minutes, 39 seconds

image enhancement or character recognition or controlling workflows or executing business rules and whatnot; a lot of that is technology that comes from our legacy products and to perform those functions in conjunction with, say, a newer product like mobile, they naturally get dragged along.

And I think we’ve commented on that a number of times publicly and certainly again wouldn’t alter that view whatsoever.

Bob Liao – Canaccord

That’s fine, thank you.

Operator

As a reminder, if you wish to ask a question please press * 1 on your telephone and wait for your name to be announced. If you wish to cancel your request please press the # key.

There are no further questions at this time. Please continue.

Reynolds Bish

Okay, well, we’d like to thank everyone for joining us today and we’ll look forward to being back with you all in early February when we announce our half-year results and have a chance to meet with many of you face-to-face here in London. So thank you for joining us today and we’ll talk to you then.

Operator

That does conclude our conference for today. Thank you for participating. You may all disconnect. Speakers, please stay online.

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